SEPARATION AGREEMENT AND GENERAL RELEASE

This Separation Agreement and General Release (hereinafter “Agreement”) is offered to Dr. Joe McCord (hereinafter “Employee”) this 18th day of June, 2013, by LifeVantage Corporation (hereinafter “Employer”).

RECITAL

A.
Employee and Employer entered into an Employment Agreement dated June 20, 2011, which was amended July 21, 2011 (the “Employment Agreement”). Employee is hereby retiring from his service with Employer and this Agreement hereby terminates the Employment Agreement except as otherwise provided in the Employment Agreement and after the date hereof, Employee will no longer be deemed an employee of Employer.

B.
In exchange for the consideration described herein, Employer is willing to provide Employee with severance compensation which Employee is not otherwise entitled to receive as set forth below and under the terms and conditions of this Agreement.

AGREEMENT

NOW THEREFORE, in consideration of the mutual covenants and conditions set forth below, and intending to be legally bound thereby, Employer and Employee covenant and agree as follows:

1.
Severance Pay and Ongoing Obligations. In addition to any compensation otherwise due Employee as of the date hereof, Employee shall receive severance compensation in the gross amount of one million seven hundred thousand dollars ($1,700,000) (the “Severance Payment”). The Severance Payment shall be payable in twelve equal installments (less all customary federal, state and local taxes and other withholdings), on the twentieth day of each month over the twelve-month period beginning on the date hereof. Employee shall not be entitled to accrue any additional leave or other benefits subsequent to date of termination. During the period of Severance Payments to Employee, Employee shall make himself reasonably available to Employer to consult on matters relating to Employee's past actions as an employee and consultant of Employer. Notwithstanding the foregoing, Employee shall not be obligated to consult on any projects or matters relating to new product opportunities, new formulations of existing products or other projects with respect to which Employee is not currently engaged. It is anticipated that Employees obligations to consult will not continue beyond nine (9) months after the date hereof. Employer agrees that during the consulting term described herein, it will not, without the prior consent of Employee, provide material, non-public information to Employee.

2.
Release. In exchange for the Severance Payments described in paragraph 1 above, Employee hereby fully and forever unconditionally releases and discharges LifeVantage Corporation, all of its past, present and future parent, subsidiary, affiliated and related corporations, their predecessors, successors and assigns, together with their divisions and departments, and all past or present officers, directors, employees, insurers and agents of any of them (hereinafter referred to collectively as “Releasees”), from any and all claims, administrative complaints, demands, actions and causes of action, of every kind and nature whatsoever, whether at law or in equity, and both negligent and intentional, arising from or in any way related to Employee's employment by Employer or Employee's separation from Employer, based in whole or in part upon any act or omission, occurring on or before the date of this general release, without regard to Employee's present actual knowledge of the act or omission, which Employee may now have, or which he, or any person acting on Employee's behalf may at any future time have or claim to have, including specifically, but not by way of limitation, matters which may arise at common law or under federal, state or local laws, including but not limited to the Fair Labor Standards Act, the Employee Retirement Income Security Act, the National Labor Relations Act, Title VII of the Civil Rights Act of 1964, the Age Discrimination in Employment Act, the Americans with Disabilities Act, the Equal Pay Act, the Family and Medical Leave Act, the Utah Labor Code and any other state or federal laws arising from any source or jurisdiction, excepting only any claim for worker's compensation, unemployment compensation, COBRA rights, and any vested rights under any ERISA benefit plan. Employee specifically waives any rights arising from any statute in any jurisdiction limiting a release to the Releasee's present actual knowledge of the facts or circumstances given rise to the claims released. Employee does not waive or release any rights arising after the date of execution of this Agreement.

3.
Protection of Confidential Information. Employee hereby acknowledges that Employee remains subject to and agrees to abide by any and all existing duties and obligations respecting confidential and/or proprietary information of Employer.

4.
Confidentiality of Agreement. Employee agrees to keep the facts and terms of this Agreement confidential, except Employee may disclose the substance of this Agreement to his legal counsel and financial or tax advisor, upon condition that such persons be advised by Employee of employee's confidentiality obligations hereunder and advise such persons that any disclosure by them will be deemed a disclosure by Employee. Employee acknowledges that Employer may be required to file this Agreement as part of its ongoing obligations under regulatory law.

5.
Return of Company Property and Continued Interaction with Distributors. Employee agrees to immediately return to Employer, and not retain, all of Employer's property, including documents, data (and any copies thereof), equipment, computer equipment, video equipment, audio equipment and cameras of any nature and in whatever medium, including all Employer data, files and images that are stored on Employee's personal computers and equipment. Employee will also return to Employer any building key(s), security cards, credit cards and any information he has regarding the Employer's practices, procedures, trade secrets, customer or distributor lists or employee lists. Any outstanding expense reports that Employee intends to complete should be submitted to Employer within seven (7) days of the execution of this Agreement. Employee also agrees that he will refer all inquiries, questions or requests for information to Employer and will not provide information to Employer's distributors or employees without the prior written consent of Employer.

6.
Non-Disparagement. Employee agrees that he will not make or publish any negative or disparaging comments whatsoever concerning Releasees, or any of them, including Employer, its products or services, its business methods, or any of its officers, employees, or agents. This obligation includes oral statements and written statements made by or caused to be published by Employee in any forum or through any medium, including every electronic medium.

7.
Intellectual Property Use. Both parties hereby acknowledge that, as provided in the Employment Agreement, Employer is the sole owner of the Intellectual Property (as defined in the Employment Agreement) created, developed or produced pursuant to or as a result of Employee's services with the Company. Notwithstanding such ownership, the parties agree that Employee shall have the right to consent to future uses of Employee's likeness, in advance of such use, to the extent that such use is inconsistent with the use as of the date hereof.

8.	Compliance with Older Workers Benefits Protections Act.

a.
The Company hereby advises Employee in writing, and Employee acknowledges and represents that Employee is hereby advised to consult with an attorney prior to executing this Agreement. Employee acknowledges and represents that Employee has had the opportunity to consult with an attorney before signing this Agreement, and Employee either has done so, or has voluntarily chosen not to consult with an attorney. Employee acknowledges and represents that this Agreement is written in a manner which is understandable and that this Agreement is entered into under Employee's own free will and without duress or coercion from any person or entity.

b.
Employee acknowledges and agrees that the release of claims under the Age Discrimination in Employment Act contained in this Agreement is given by Employee in exchange for consideration in addition to anything of value to which Employee may already be entitled. Employee does not waive any rights or claims that may arise after the execution date of this Agreement.

c.	The Company hereby informs Employee in writing, and Employee acknowledges and represents that

Employee has been informed that Employee has twenty-one (21) days within which to consider this Agreement and that this Agreement will remain available for acceptance by Employee for this twenty-one day period, commencing on the date this Agreement is provided to Employee, as indicated in the first paragraph of this Agreement. Employee may accept this Agreement by signing the Agreement and returning it to Michelle Oborn: 9815 S. Monroe Street, Suite 100, Sandy, UT 84070 within the 21-day consideration period.

d.
The Company hereby informs Employee in writing, and Employee acknowledges and represents that Employee has been informed that Employee has the right to rescind this Agreement for a period of seven (7) days following the date upon which Employee executes this Agreement. Should Employee choose to exercise this right, Employee agrees that any such notice must be provided to and received by Employer in writing prior to lapse of the seven-day revocation period. Any such revocation must be in writing and delivered to Michelle Oborn, VP Human Resources, 9815 S. Monroe Street, Suite 100, Sandy, UT 84070.

e.
It is understood and agreed by the parties hereto that if Employee timely exercises Employee's right of revocation under paragraph 4d. that Employer shall have no obligations whatsoever under this Agreement to Employee and that all of the obligations, representations and warranties made by Employer in this Agreement shall be null and void.

GENERAL PROVISIONS

9.
No Admission. The parties expressly agree and acknowledge that this Agreement cannot be construed as an admission of or evidence of wrongdoing with respect to the termination of Employee, nor is it an admission of or evidence that Employee or any employee of Employer is other than an at-will employee.

10.	Non-Assignment of Rights. Employee warrants that he has not assigned or transferred any right or claim described in the general release given in paragraph 2 above.

11.
No Reliance on Extraneous Information. Employee acknowledges that, in signing this Agreement, Employee is not relying on any information provided to Employee by Employer, nor is Employee relying upon Employer to provide any information.

12.	Modification. No provision of this Agreement shall be amended, waived or modified except by an instrument in writing signed by the parties hereto.

13.
Voluntary Execution. Employee hereby represents that Employee has read and understands the contents of this Agreement, that no representations other than those contained herein have been made to induce Employee or to influence Employee to execute this Agreement, but that Employee executes this Agreement knowingly and voluntarily, after having been advised to seek independent legal counsel of Employee's own choosing.

14.
Severability. If any provision of this Agreement is held to be invalid, illegal, or unenforceable by any court of competent jurisdiction for any reason, the invalid or unenforceable portion shall be deemed severed from this Agreement and the balance of this Agreement shall remain in full force and effect and be enforceable in accordance with the non-severed provisions of this Agreement.

15.
Integration. This Agreement contains the entire agreement between the parties and supersedes all prior agreements. This Agreement shall not be amended or otherwise modified in any manner except in a writing executed by the parties hereto. The parties further acknowledge that they are not relying on any information or representations other than those recited in this Agreement.

16.
Rights of Non-Parties. All persons or entities against whom claims are released or waived by this Agreement are either party to or intended beneficiaries of this Agreement and shall have the same right and ability to enforce the release or waiver provided by this Agreement as though a party and signatory hereto.

17.
Governing Law; Arbitration. To the extent not preempted by federal law, this Agreement will be deemed a contract made under, and for all purposes shall be construed in accordance with, the laws of Utah. Any controversy or claim relating to this Agreement or any breach thereof, and any claims you may have arising from or relating to this Agreement with the Company, will be settled solely and finally by arbitration in Salt Lake City, Utah before a single arbitrator and judgment upon such award rendered by the arbitrator may be entered in any court having jurisdiction thereof, provided that this Section shall not be construed to eliminate or reduce any right the Company or you may otherwise have to obtain a temporary restraining order or a preliminary or permanent injunction to enforce any of the covenants contained in this Agreement before the matter can be heard in arbitration. As a condition precedent to the filing of any claim to initiate an arbitration proceeding, the party that believes that a breach (i.e. a default) of this Agreement has occurred, shall provide notice of the breach and fifteen (15) calendar days, opportunity to cure the breach or otherwise satisfy the complaining party that no claim is necessary. If the party giving the notice is not satisfied, either party may then file an arbitration claim. The notice shall be in sufficient detail to fairly and reasonably apprise the other of each alleged material default.

18.
Attorney's Fees. In any action to interpret or enforce the terms of this Agreement, the prevailing party shall be entitled to recover its costs, including reasonable attorney's fees, in addition to any other relief to which such party may be entitled.

19.	Binding Against Heirs. This Agreement is binding upon the parties hereto and their heirs, successors and assigns.

20.
Non-Waiver. No failure to exercise or enforce or delay in exercising or enforcing, or partial exercise or enforcement of, any right, obligation or commitment under this Agreement shall constitute a waiver thereof, nor shall it preclude any other or further exercise or enforcement of any right, obligation or commitment under this Agreement.

21.
Signature by Counterparts. This Agreement may be executed in one or more counterpart(s), each of which shall be valid and enforceable as an original signature as though all original signatures had been obtained on the signature page of this Agreement.

22.	Facsimile Signatures. A fully executed facsimile copy and/or photocopy of this Agreement is legally enforceable and binding the same as the original Agreement.

23.	Incorporation of Recitals. The recitals set forth on page 1 hereof are hereby made a part of this Agreement and are incorporated by this reference.

ACCEPTED AND AGREED:

Date: June 18, 2013                    /s/ Joe McCord
Dr. Joe McCord

LifeVantage Corporation

Date: June 18, 2013                    By: /s/ Douglas C. Robinson

Its: President and CEO